Exhibit 99.2

BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

BIOSCRIP INC

Moderator: Lisa Wilson

May 09, 2012

7:30 am CT

Operator:	Good morning, ladies and gentlemen. Thank you for standing by, and welcome to the BioScrip First Quarter Earnings Conference Call. During the presentation all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time I you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the all you need to reach an operator, please press star 0. As a reminder, this conference is being recorded on Wednesday, May 09, 2012.

I would now like to turn the conference over to Lisa Wilson, Investor Relations for BioScrip.

Lisa Wilson:	Good morning, and thank you for joining us today. By now you should have received a copy of our press release issued this morning. If you have not received it, you may access it through the Investor Relations section at our website. Rick Smith, President and Chief Executive Officer, and MJ Graves, Interim Chief Financial Officer and Treasurer, will host this morning's call.

The call may be accessed through our website at bioscrip.com. A replay will be available shortly after the call. Interested parties can access the replay by dialing (800) 633-8284 in the U.S. and (402) 977-9140 internationally, and entering access code 21590255. An audio webcast will also be available under the Investor Relations section of the BioScrip website at bioscrip.com.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Before we get started, I would like to remind everyone that any statements made on the call today or in our press release that express a belief, expectation or intent, as well as those that are historical facts are considered forward-looking statements and are protected under the Safe Harbor of the Private Securities Litigation and Reform Act.

These forward-looking statements are based on information available to BioScrip today, and the company assumes no obligation to update statements as circumstances change. These forward-looking statements may involve a number of risks and uncertainties which may cause the company's results to differ materially for - from such statements.

Important factors that could cause such differences include the failure to realize annualized cost savings associated with any restructuring or cost reduction efforts, the ability of members of management to execute these efforts, the company's ability to leverage core competencies or maximize margin and operating cash flow, and the company's ability to grow its Infusion segment organically or through acquisitions, as well as the risks described in the company's periodic filings with the Securities and Exchange Commission, including BioScrip's Annual Report on Form 10-K for the year ended December 31, 2011.

During this presentation, we will refer to non-GAAP financial measures. A reconciliation of such measures to the most comparable GAAP financial measure is contained in our press release issued earlier today, which can, again, be obtained at our website at bioscrip.com. And now I would like to turn the call over to Rick Smith. Rick?

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Richard Smith:	Thank you, Lisa. Good morning, everyone. Thank you for joining today's call. In the first quarter, we continued to move forward as a more focused and growing infusion company with the benefits of the contributing Home Health, Cash Card and PBM businesses. We delivered solid revenue growth in our Infusion business and created significant momentum in our targeted therapies.

For the first quarter total company revenue increased 19% year-over-year to $155.6 million. Driving this was Infusion revenue, which was extremely strong at $109.1 million, up 18.9%. Our other businesses performed in line with expectations, with Home Health down slightly and PBM on target. Gross profit for the quarter was $53.5 million or 34.4% of revenue compared to $51.4 million or 39.2% in the prior year. MJ will discuss the financial details shortly.

Before we get into our discussion of results, I wanted to give a status update of where we stand in executing our plan. In short, I'm very encouraged by what our team is delivering. In early 2011, we outlined our strategic assessment, which pinpointed exactly what needed to be addressed at BioScrip and how we would position the company for the future growth and profitability.

I am pleased to report that a little over one year later we remain on track with our plan. We continue to execute by focusing on the market segments in which we have meaningful strength and distinct competitive advantages. There's a real energy here, and we are all driving towards the same goal, serving our customers, facilitating growth and improving margins and profitability.

  BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Last quarter we provided an update that included a targeted annualized revenue of $600 million to $620 million and annualized adjusted EBITDA of $62 million to $65 million for the fourth quarter of 2012. I also stated last quarter that there would be certain short-term factors and additional costs that will be incurred and also eliminated during the second and third quarters of 2012 that would impact our results until we arrive at a clean run rate in Q4. We remain on track to achieve these results for the fourth quarter of this year.

Earlier this week we announced that we closed the sale of certain assets to Walgreens. This was the cornerstone of our strategic initiative to reposition the company to focus on the Infusion and Home Health segment. The pharmacy businesses that were transferred to Walgreens represented over 15 years of payor and customer relationships that overlap both Infusion, and especially Pharmacy Services.

The transferred businesses represented over $1.2 billion in revenue, over 100,000 patients, and millions of records and files. We are pleased to have closed the transaction quickly, in just 90 days. During this period we prepared and successfully transferred leases, licenses, numerous payor agreements and the electronic files of the businesses.

The closing of this transaction frees up a substantial part of the organization to focus over the next two quarters on the wind down and reorganization of operations and corporate infrastructure that supported both businesses. Some of the corporate infrastructure and operating costs that was supported by the revenue of the transferred businesses is now included in the Infusion segment as continuing operations.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

The newly allocated corporate overhead consists of existing managed care and clinical staff that supported the divested Pharmacy businesses. These resources have been redirected to support the existing Infusion business, as well as additional locations we will add when we expand our Infusion footprint. We have also begun to repurpose our Lake Success, New York and Columbus, Ohio locations into infusion pharmacies.

Lake Success was a shared infusion and specialty pharmacy facility, and Columbus will become a de novo location. With the transaction complete, we are now in a position where we can enter the next phase of our plan, accelerating our organic growth and the expansion of markets we serve. Speaking of expansion, we have six infusion pharmacies under letter of intent and three de novo pharmacies in initial stages. While there can be no guarantees of closing on any of the six, there is expansion activity underway.

Now let me turn to some details regarding our Infusion segment. First quarter revenue grew both on a sequential and year-over-year basis. While we typically experienced some softness related to a certain level of seasonality in the first quarter in traditional infusion therapies, our core therapy revenue grew approximately 12% over the prior year and is consistent with plan. In addition, chronic infusion revenue grew 25% year-over-year with a contributing drug margin of 43%.

On a year-over-year basis segment revenue growth for Infusion was $17.3 million, an increase of 18.9%. Although revenue was strong, adjusted EBITDA in this segment decreased from $9.3 million for Q1 2011 to $7.8 million for Q1 2012, a $1.5 million change, however, the current period results were unfavorably impacted by certain items related to the divestiture, which have an estimated cumulative effect of $2.4 million. These are short-term in nature and will be dealt with over the next two quarters.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

First, as you would expect, our primary objective during this period of transition was maintaining and strengthening customer relationships. As a result, there are transition services we are providing to certain customers that we anticipate could take us through the end of the third quarter. The related revenue has a lower margin, and in some cases a negative margin, which impacts overall Infusion segment EBITDA.

The second factor impacting the current period relates to comparability of the Infusion segment results on a year-over-year basis. With the divestiture, certain corporate staff in the areas of managed care, clinical and physician sales will now support all efforts on Infusion. Their costs were previously allocated to the Pharmacy Services segment are retained at the corporate cost center.

This shift in allocation to Infusion resulted in an additional $850,000 of corporate overhead costs directly charged to Infusion in the current quarter. We anticipate these costs will be directed to support and grow a larger patient base achieved through organic growth and acquisitions.

Lastly, there's a substantial decrease in cross referrals of IVIG therapies from the Specialty Sales personnel affiliated with the divested businesses. The activities during the last 90 days were directed to supporting the transition of the divested businesses. We expect to restore the referral activity to normal levels in future quarters.

Next, moving to Home Health, our expectation for this business is flat to slightly up for the year. While Home Health is a small piece of our consolidated business, we expect we'll be adding additional Home Health licenses as we expand our Infusion footprint. Our third new segment is PBM Services, which generated $29.9 million in revenue, a 36.4% growth on a year-over-year basis. This growth was driven by new relationships as well as an expanded customer base.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Segment adjusted EBITDA was essentially flat to the prior year due to decreased rates on the discount cash card business. This segment generates strong cash flows which the company will continue to use to reinvest in the growth of the Infusion division.

Before I turn the call over to MJ, I want to take a few minutes to welcome Hai Tran, who will be starting as our Chief Financial Officer and Treasurer on May 14. We are excited to welcome Hai to the BioScrip team. We are excited for Hai to begin, and look forward to leveraging his outstanding experience as a highly accomplished CFO in the healthcare industry. Good morning, Hai.

Hai Tran:	Good morning, Rick, and thank you. I'm delighted to join the BioScrip team, especially at such an exciting time for the company. I look forward to working with Rick and the Management Team as the company continues to focus and execute on the strategic plans to drive growth in Infusion Services, optimize operational efficiencies, and deliver consistent financial performance. I would like to extend my appreciation to Rick and the board for giving me this opportunity and to MJ for making herself available to ensure a seamless transition.

In my past experience as a Senior Finance Executive for healthcare companies, I have had the privilege of working closely with the investor and analyst community, and I'm eager to reengage with many of those who know me, as well as build new relationships. I look forward to meeting many of you in the coming weeks and months.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

With that, I will now turn the call over to MJ who will take you through the details of financials for the quarter. MJ?

Mary Jane Graves:	Thank you, Hai, and good morning. With the divestiture of certain Pharmacy operations and related assets, we have changed the operating and reportable segments of the company from Infusion/Home Health Services and Pharmacy Services to new operating and reportable segments, Infusion Services, Home Health services, and PBM services. In addition to new segment reporting, the financial statements reflect continuing versus discontinued operations classifications for all periods presented.

For the first quarter of 2012, we reported revenue for continuing operations of $155.6 million compared to $130.8 million in the prior year period, an increase of $24.8 million or 19%. Infusion Services segment revenue for the first quarter was $109.1 million compared to revenue of $91.7 million for the same period in 2011, an increase of $17.3 million or 18.9%.

Home Health Services segment revenue for the period was $16.7 million compared to revenue of $17.2 million for the prior-year period, a decrease of $500,000 or 2.9%. This change resulted from a decrease in Medicare and TennCare home health rates for the calendar year 2012 as well as TennCare's 4.25% decrease in reimbursement effective July 1, 2011. The impact of these rate reductions on a year-over-year basis was $900,000 for the first quarter, and was partially offset by growth in patient census.

PBM services segment revenue for the period was $29.9 million compared to revenue of $21.9 million for the prior-year period. This increase in revenue of $8 million, or 36.4%, was due primarily to new customer relationships and an increase in volumes. These were partially offset by rate reduction on certain discount cash card business.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Gross profit for continuing operations was $53.5 million compared to $51.4 million for the same period in 2011, an increase of $2.2 million or 4.2%. Gross profit as a percentage of revenue decreased to 34.4% from 39.2% in the first quarter of the prior year.

As discussed by Rick, Infusion was impacted by some temporary shifts in the infusion therapy mix in connection with the divestiture. Additionally, Home Health absorbed the Medicare and TennCare's rate cuts while PBM absorbed the discount cash card reduction.

SG&A for the quarter was $44.7 million, or 28.7% of total revenue, down from 31.6% in the prior year period. SG&A expenses were $3.3 million greater than the $41.4 million reported for the same period of 2011, primarily due to a $2.1 million increase in broker's fees related to growth in our discount cash card programs. Bad debt expense increased from $2.7 million, or 2% of revenue in the prior year to $3.5 million, or 2.2% of revenue in the current year, primarily due to Infusion aged receivables.

We continue to see an increase in patient financial hardship and bad debt write-offs as deductibles and coinsurance (rose) and the overall economic environment remains flat. As a result, we are in the process of modifying our front end processes to mitigate these economic pressures. We are also augmenting the staff of certain locations with outside resources to reduce backlog. We expect to begin to see the effects of these action plans in the second quarter of this year.

Total operating expense increased from $46.2 million in the first quarter of 2011 to $49.5 million in the current quarter, a $3.3 million increase. This represents expense growth of 7.9% on revenue growth of 19%. Operating expenses for Q1 included $300,000 of restructuring expense compared to $1.3 million in the prior year period. Interest expense in the first quarter of this year was $6.6 million, consistent with amount reported for the prior year.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

The company reported a loss from continuing operations, net of income taxes, of $2.6 million for the quarter, relative to a loss of $1 million in the prior year. The loss from discontinued operations, net of income taxes, was $2 million in 2012, relative to income of $4 million in 2011. Net loss for the quarter was $2.7 million, or 5 cents per share. For the prior year period, net income was $2.9 million or 5 cents per diluted share.

During the first quarter of 2012 BioScrip generated $15 million of segment adjusted EBITDA, or 9.6% of total revenue, compared to $16.4 million, or 12.5% of total revenue in the prior year period. Infusion Services generated $7.8 million. Home Health services generated $1.1 million, and PBM Services generated $6.1 million in segment adjusted EBITDA. Net of corporate expenses, BioScrip reported adjusted EBITDA from continuing operations of $8.4 million, as compared to $9.8 million in the first quarter of 2011, a decrease of $1.5 million.

The decrease primarily relates to reported Infusion results which were impacted both by temporary shifts in the therapy mix and increased operating costs in connection with the divestiture, as well as increased overhead allocations as discussed by Rick. Due to the timing of the close of the transaction and some short-term post closing commitments, we expect normalized results to become more visible in the third quarter as we approach the stated fourth quarter target.

For the first quarter the company generated $2.5 million in net cash from operating activities compared to $31.7 million provided by operating activities during the first quarter of 2011, a decrease of $29.2 million. This was due to a $19.4 million decrease in net cash provided by operating activities from discontinued operations and a $9.8 million decrease in net cash provided by operating activities from continuing operations.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Outstanding borrowings under the revolving credit facility totaled $61.7 million at March 31, 2012. The company remains compliant with all of its debt covenants. The estimated gain on the divestiture which will be reported in the second quarter remains approximately $111 million, with a net gain after severance and transaction costs of approximately $89 million. These estimates do not reflect any contingent, additional consideration or fallback.

Before I turn the call back over to Rick, I wanted to say that BioScrip accomplished a great deal in the past year. While there's still more work to be done, I believe the completion of the divestiture as well as the first phase of restructuring, frees critical company resources to accelerate its growth strategy. I look forward to continuing to work with Rick, Hai, and the rest of the team in a supporting role, and I have confidence in this group's ability to execute, grow market share, and generate shareholder value. Rick?

Richard Smith:	Thanks, MJ. I'd like to conclude by thanking the many people here who are working very hard to make BioScrip a more focused and streamlined company. Because of actions we've taken and others that are underway, we are on a clear path forward towards enhanced profitability and growth.

Our overarching goals remain the same, to shift our corporate resources towards business lines where we have considerable strength in market awareness and offers distinct competitive advantages, maximizing our return on investment and long-term growth prospects. We believe BioScrip can be a long-term winner in the Infusion/Home Health space as a more focused, leaner and streamlined company.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

We're very pleased to have completed the divestiture. The transaction enables us to focus our resources on accelerating the execution of our plan. And finally, I'd like to thank MJ for her numerous and significant contributions to BioScrip during her time as interim CFO.

MJ joined our company at a critical time in BioScrip's history and provided invaluable support as we executed on various elements of our strategic assessments, including most recently the sale of our Pharmacy Services asset. I know I can speak for the entire Board of Directors, the Management Team, and all the employees at BioScrip when I say we are truly grateful for all of her efforts and appreciate her staying on as a consultant to assist Hai with his transition into his new role.

With that, operator, I'd like to open up the call for any questions.

Operator:	Thank you. Ladies and gentlemen, if you'd like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you'd like to withdraw your registration, please press the 1 followed by the 3. If you're using a speakerphone, we ask that you please lift your handset before entering your request. Once again, to register for a question, it's the 1 followed by the 4.

Our first question comes from the line of Brooks O'Neil from Dougherty and Company. Please proceed with your question.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Brooks O'Neil:	Good morning. Congratulations on all you - you all have accomplished, and I'm excited to have Hai on the team.

Richard Smith:	Thank you, good morning, Brooks.

Brooks O'Neil:	Good morning, Rick. I have a couple of questions. So I guess I'll start at the gross margin line. Do you still think that a mid-to high 30s gross margin is achievable as you complete the transition?

Richard Smith:	As we state our, you know, as we target and look at Q4, we don't see anything changing in that target. You know, the important thing is that the 12% growth in the core therapies is the targeted therapies that we are focused on to drive the mix and the margins, and we are essentially on plan as it relates to our strategic plan moving towards Q4.

Brooks O'Neil:	Great, and then secondly, are you still thinking that there's somewhere in the range of $9 million annualized of sort of transition expenses that you might be able to eliminate as the year unfolds?

Richard Smith:	There's no might in that. There is an overlap in corporate that we've talked about on the last quarter, and I feel very confident. You know, we're freeing up a number of our team. You know, 60 hours of time now gets devoted towards eliminating the costs that we targeted as well as essentially expanding our footprint and growing our Infusion division.

Brooks O'Neil:	Great, and then maybe could you just talk a little bit about your expected use approaches? I did hear you say you have six LOIs, which is tremendous, and three de novos. Would you expect to use - I mean just talk about what you think you'll do with the $225 million.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Richard Smith:	Well we're consistent as it relates to the debt reduction that we talked about, and you know, Hai will drive that when he starts next week. And then we have also some earmarked for the Infusion expansion. And so we - we're consistent, staying consistent with our plan, and so we are also staying consistent in terms of the targeted range in terms of what we're looking to pay in terms of EBITDA multiples as well.

Brooks O'Neil:	Great. Do you think there'll be more de novos as a percentage of the total growth of the Infusion pharmacy, or some balance between de novos and acquisitions?

Richard Smith:	It really depends on what we find available on the terms that are agreeable to us. And so what has driven the de novos in a couple of markets was really, you know, we needed to get something in place, and we tried the acquisition route and some things were just too expensive for us. And so we went down - essentially began the initiatives to open up a pharmacy out of the ground.

Brooks O'Neil:	Could you talk just a little bit about the economics of opening the pharmacy, what sort of time frame you expect those pharmacies could become productive?

Richard Smith:	It depends - within 60 to 90 days of getting it started, and then our expectations are that we would have revenues ready to go day one of opening, but then, you know, some of additional working capital and startup costs involved in that period as well.

Brooks O'Neil:	So just a couple of more quick questions, I noticed that at least in the first quarter you obviously didn't reverse your valuation allowance. Can you talk at all about your expectation for taxes in 2012?

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Richard Smith:	Well I think...

Mary Jane Graves:	Yes, I'll speak to that, Brooks. You'll been seeing the activity for that in the second quarter when we recognize the gain on the transaction. And at that point in time we'll be recording - you know, we'll be reversing part of that valuation allowance with that. We will probably use the majority of our federal NOLs and a significant piece of the state NOLs. And the expectation on the taxes is still consistent with what we discussed at year-end, in that we expect the effective tax rate to return to a more normalized level in the third quarter.

Brooks O'Neil:	Great, and then one last question, I'm just curious. If I was reading the press properly, there's approximately $144 million of assets associated with the discontinued business. Is that still on the balance sheet, and what's the outlook for those assets?

Richard Smith:	Most of that is accounts receivables that was retained of the sold businesses. Revenue growth was stronger in those businesses in the first period of this year, and so that resulted in a good increase and some opportunities to increase the net asset value that we have previously disclosed.

So our - we've brought on, beginning late last year, some additional outside resources to augment our internal staff in terms of collection efforts. And so they've been working the whole first quarter on the mail and community AR. And so our hope is within 60 to 90 days, we'll have a significant amount of that rev - that cash collected.

Brooks O'Neil:	And you'll retain it?

Richard Smith:	The cash will be retained to be redeployed into the corporate purposes.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Brooks O'Neil:	Oh, that's great. Congratulations. Thanks for answering my questions.

Richard Smith:	You bet. Thank you.

Operator:	Thank you. Our next question is from Mike Petusky from Noble Financial. Please proceed with your question.

Michael Petusky:	Good morning. A handful of questions, first question revolves around gross margin trends between now and the fourth quarter. Would you expect that between now and the fourth quarter, when you've targeted kind of 36% to 37% gross margins, that we'd see sequential gross margin improvement or is it just too dicey to actually predict that?

Richard Smith:	Well, you know, our tar- we're still on plan with our targeted Q4. Synergist, which is a seasonal therapy, was in Q1. So that'll drop off, but as we mentioned in our call, as part of the transition services related to certain customers in the - related to the transaction, there will be some lower margin therapies that, consistent with Q1, that we'll be working to transition off during the second and into the third quarter a little bit as well. And I think if we can continue to drive our core therapies as we've planned, to continue to move the mix, then we'll continue to march with - forward with improvements towards our Q4 target.

Michael Petusky:	Okay, so essentially it sounds like you're saying yes, but you will see some - or at least you hope you'll see some sequential improvement between now and Q4?

Richard Smith:	Yes. Synergist will drop off from Q1 to Q2, and that will enable a path in terms of gross margins, then offset by some of the transitional services revenue from the deal that we mentioned will continue. So there's some counterbalancing, but our goal will be to continue to drive the core therapy growth and improve the mix on the Infusion side to continue to improve our margins towards our Q4 target.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Michael Petusky:	Okay, and I just want a clarification. So when you guys had your last conference call you said essentially you were guiding towards, I guess, kind of 7% to 9% growth, and I believe the kind of - at that time combined Home Infusion/Home Health businesses - I guess question is, are you - is it possible for you guys to give even a rough range of guidance for the now three segments going forward in terms of growth?

Richard Smith:	Well actually what we said on the last call, Mike, was 7% to 9% just for Infusion. We expect Home Health to be flat to slightly up. And then the PBM, we said we'd be in the $100 million to $105 million for the total year. And so our - you know, as we said in the press release, I didn't necessarily cover it in my comments other than the fact that, you know, the good thing is that we expected the strong growth in the core therapies.

And we hit it on plan and even up slightly sequentially to Q4, which I was very pleased to see. The other thing that we noticed, positively and consistent with our strategic plan, was really payor-directed to home Infusion or alternate site of service in some of the chronic infusion therapies that we saw grow 25%.

And so if that continues then, you know, clearly we're still marching to our Q4 targets, but, you know, those are positive surprises that we saw on Q4 that, you know, is consistent with theme of the industry, the demographics moving the way of our industry. And also I think, you know, payors are looking for the more cost-effective site of service. And so I think that hopefully will continue and bode well for us as we continue to run to our Q4 target.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Michael Petusky:	Okay, and I know I'm jumping around, here but in terms of the appropriate level of bad debt reserve starting in Q4, I mean is that a, you know, kind of a number somewhere, 1.25% or 1.5%, or is 2% a better number? How should we think about that?

Richard Smith:	It's below- targeted below 2%. I mean this is an area that, you know, we have had a delay in terms of getting after it. We've actually are seeing in beginning in Q2 some strong cash performance on the Infusion side, and we've also augmented our existing staff with some outside resources to ensure that we continue to drive process stronger at the front end and essentially improve the performance of the cash there as well.

Michael Petusky:	Is it fair to say it would be - you know, the normalized number would be somewhere above what had been historic, which would be closer to 1%, 1.25% but well below the, whatever, 2.2% or 2.25% you just reported? Is that fair to say?

Richard Smith:	Yes, that is fair, just because of the mix and the different billing related to Infusion versus historical combined businesses.

Mary Jane Graves:	One of the things to mention to you, Mike, we have a very disciplined approach on the reserves. So as we have any slippage in the aging, we consider that and take appropriate provisions for it. And then we'll give people credit as they work through that. But as far - we had a slight increase in the DSO for the quarter, you know, about I think maybe a day and a half.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

And the reason for this, it wasn't as much from the aging, it was really driven more from some industry-wide changes in billings that it impacted all Infusion providers, and what we found - we were prepared for it, had to do some system upgrades for that. We were able to do our billings at the end of the year, but what happened, a lot of the payors were having some problems accepting those billings.

And so what happened because of that, we had a backlog in those rejected claims, which was worked through in the first quarter, but we'll be seeing that strong cash coming in in the second quarter. So I just wanted to give you a little bit more color on that. It's not indicative of any other issues.

Michael Petusky:	Okay. Yes, that's great. That's great. You know, I'm not going to put this into my modeling, but in terms of the LOIs on the six Infusion sites, I mean can you give kind of a ballpark of the annualized revenues associated with those six facilities?

Richard Smith:	I think it's premature. I think it's, you know, we're - you know, I think if we're in our due diligence phase right now, and I think if, you know, things go well, then, you know, we'll have something to report sometime soon, sometime in the next...

Michael Petusky:	You would actually make a press release on that if you closed some of those?

Richard Smith:	I think - I'm not sure if we'd do that in terms of materiality, but I think we just - we would essentially give some way of notice in terms of our progress. But I think the main point is to say, you know, we - even though people were consumed with the deal, we took six people from our senior team and assigned a portion of their, you know, their weekends and nights to essentially start, you know, hunting to get - essentially get the pipeline built.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

And so, you know, we did a lot of multitasking. I think that hopefully from my comments you understood and could comprehend the enormity of, you know, peeling out that much of the legacy business, the revenue, and consuming the entire organization, and still at the same time not breaking momentum on the growth of the revenue in the Infusion side.

And essentially the - and so, you know, it was important for us to continue to be ready with pipeline and with some active opportunities that we could act on, and if we essentially are successful, have those ready to go by the time we hit Q4 as well. So everything is running hard, and now as I said, we've got a lot of people that free up 60 to 70 hours a week to just put 100% of their efforts into our strategic initiative.

Michael Petusky:	Okay, all right great. And then just one more quick one, on the Tennessee Medicare, what was the dollar impact of the cut there? And actually I honestly don't know what the cut was in Tennessee. Can you help me with that?

Mary Jane Graves:	Yes. We were actually affected by two reductions from TennCare for this period, Mike, year-over-year, because TennCare had the first 4.25% reduction effective July 1 of last year. Then there was a second cut of 4.25% on January 1 this year. So we had the combined effect. As I've indicated, when you consider the Medicare and the two TennCare cuts all combined, it was about $900,000 for the first quarter.

And I think the Medicare piece of that was about $500,000. The two TennCare pieces was about $400,000. Actually I reversed that. It was about $450,000 on the Medicare cut and roughly the same for TennCare. So the impact year-over-year will go down by a couple hundred thousand when you hit Q3, but that impact will be there again for the second quarter.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

The Home Health segment did a good job on offsetting the impact of that through the increase in overall patient volumes. And, you know, the impact to adjusted EBITDA was not significant, but they are continuing to look at other ways that they can be more efficient in the delivery of care and the supported services in order to continue to increase their adjusted EBITDA performance.

Michael Petusky:	Very good. Thanks guys, I really appreciate it.

Richard Smith:	Thank you.

Operator:	Thank you. Ladies and gentlemen, as a reminder, to register for a question, please press the 1 followed by the 4. One moment please for the next question.

Our next question is from the line of Kyle Smith from Jefferies & Company. Please proceed with your question.

Kyle Smith:	Hi, good morning, and congratulations on all of the recent achievements here. It's been remarkable over the past year. I just wanted to drill in a little bit more on use of proceeds. I think on the last call you had said that you'd be taking out about $60 million of the notes, probably around to 109-ish kind of a price. Is that still your expectation? And what should we be expecting in terms of timing and process for that?

Richard Smith:	You know, Hai will - when he starts he'll be essentially working through and dealing with that. But I think we assumed, you know, a little bit about that range as part of our cash, use of proceeds cash. So what it ends up being will be determined in terms of actual execution of the process. So I think, you know, we've - so far it's consistent with what we stated last time in terms of use of proceeds, and then the rest would go to expand our Infusion footprint and other corporate purposes.

 BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Kyle Smith:	Okay. And is that something that we should be, you know, looking for, for some steps and action to be taken in the relatively near future, or might it be a while before you move forward with that process?

Richard Smith:	Yes. I think we've - our intent was just to assess in terms of where the process would be, but I think that as we've earmarked that amount, I think Q2 will have some more clarity as to what - as to the steps we would take in as well.

Mary Jane Graves:	Yes, one of the things we mentioned, Kyle, as far as expectations, obviously, Hai needs to get started and go through the agreements and have some various meetings and do those assessments, but there are certain costs related to the revolver, for example, that are time sensitive. So he'll be evaluating that as far as making amendments or making changes there.

There are also, you know, some time sensitivities, just certain requirements under the bond. So he'll be taking a close look at that and taking a look at that short-term versus long-term needs, and with short-term versus long-term it's probably even through the end of this fiscal year into next year, short-term being this year.

BIOSCRIP INC

Moderator: Lisa Wilson

05-09-12/7:30 am CT

Confirmation # 21590255

Kyle Smith:	Okay, that's very helpful. And then MJ, just one last thing, you mentioned some industry-wide issues with the payors. Is that the 5010 implementation, and is that completely cleared up at this point?

Mary Jane Graves:	It was that as well as the D.0s and yes, for the most part we're seeing those resolved.

Kyle Smith:	Okay, fantastic. That's all my questions. Thank you so much.

Operator:	Thank you. I'm showing that there are no further questions from the phone lines at this time. I would like to turn the call back to you Mr. Smith.

Richard Smith:	Great. Thank you, everyone, for joining today's call. Again, you know, thank you to all our team in terms of really working hard to get closure to the deal. And also, just in terms of the effort, it's going to be necessary to be directed towards achieving our strategic objectives.

And again, thank you to MJ for her great work and really adding great value to us over the last year. And, you know, our goal has not changed, our plan has not changed. We continue to march towards what we've stated we said we're going to do. We've done it and we'll continue to march to our plan and achieve our objective. So, thank you very much.

Operator:	Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you all for your participation and we ask that you please disconnect your lines. Thank you, everyone, and have...

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